SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   SCHEDULE TO
                                 (RULE 14d-100)
                  TENDER OFFER STATEMENT UNDER SECTION 14(d)(1)
           OR SECTION 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934

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                                PURE WORLD, INC.
                       (Name of Subject Company (Issuer))

                            NATUREX ACQUISITION CORP.
                          a wholly owned subsidiary of

                                  NATUREX, S.A.
                      (Names of Filing Persons (Offerors))

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    74622C106
                      (CUSIP Number of Class of Securities)

                                JACQUES DIKANSKY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  NATUREX, S.A.
                                 SITE D'AGROPARC
                                     BP 1218
                              84911 AVIGNON, FRANCE
                            TELEPHONE: 334.9023.9689

                                 With a copy to:

                             RICHARD S. GREEN, ESQ.
                            THELEN REID & PRIEST LLP
                                875 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 603-2000
                  (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing persons)


                            CALCULATION OF FILING FEE
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     TRANSACTION VALUE                                 AMOUNT OF FILING FEE
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            N/A                                                 N/A
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     [_]  Check the box if any part of the fee is offset as provided by Rule
0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

     Amount Previously Paid: _________________
     Form or Registration No.: _______________
     Filing Party: ___________________________
     Date Filed: _____________________________

     [X] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

     [X]  third-party tender offer subject to Rule 14d-1.
     [_]  issuer tender offer subject to Rule 13e-4.
     [_]  going-private transaction subject to Rule 13e-3.
     [_]  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: [_]

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ITEM 12. EXHIBITS

Exhibit (a)(5)(A) Joint Press Release issued by Naturex, S.A. and Pure World, Inc. on June 6, 2005.

                                  EXHIBIT INDEX

Exhibit Number      Description
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(a)(5)(A)           Joint Press Release issued by Naturex, S.A. and Pure World,
                    Inc. on June 6, 2005.